PREFERRED STOCKHOLDER

AGREEMENT AND CONSENT

This Agreement and Consent is made as of the 28th day of September, 2007, between Diomed Holdings, Inc. (the “Company”), a Delaware corporation, and the undersigned (the “Holder”), who is the registered holder of shares of Series 2006 Preferred Stock (the “Preferred Stock) issued by the Company pursuant to the Securities Purchase Agreement, dated as of July 27, 2006, between the Company and the Purchasers of Preferred Stock named therein (the “2006 Purchase Agreement”). Capitalized terms used below with definition shall have the respective meanings given them in the Company’s Certificate of Incorporation, as amended through the date hereof (as so amended, the “Certificate of Incorporation”).

The Company proposes to enter into a Loan Agreement with Hercules Technology Growth Capital, Inc. or an affiliate thereof (“Hercules”) pursuant to which Hercules will loan to the Company on a secured basis up to the aggregate principal amount of $10,000,000 on the terms and conditions described in the Term Sheet annexed hereto as Exhibit A and as the Company and Hercules shall agree in the definitive documentation related thereto (the “Financing”).

The Company further proposes to amend certain terms and provisions of its outstanding Variable Rate Convertible Debentures due October 2008 (the “Debentures”) pursuant to which the holders of such Debentures will consent to the Financing and such Debentures will become secured obligations of the Company on the terms and conditions described in the Term Sheet annexed hereto as Exhibit B and as the Company and the holders of the Debentures shall agree (subject to the approval of Hercules) in the definitive documentation related thereto (the “Refinancing”).

For itself and on behalf of all subsequent holders of the Preferred Stock held by it, and in consideration of the mutual promises set forth in this Agreement and Consent, the Holder and the Company hereby agree as follows:

1. In order to induce the Holder to provide its consent as provided in this Agreement and Consent, the Company hereby agrees that at such time as the Holder exercises its right to convert any shares of Preferred Stock under Section 4 of Section 2A of ARTICLE FIFTH of the Certificate of Incorporation, then, in addition to such shares as may be issuable under the terms and conditions of such Section, the Company will further issue and deliver such additional shares of Common Stock as the Holder would be entitled to receive if the Exchange Rate were $0.70.

2. If the Holder holds warrants issued by the Company pursuant to the Securities Purchase Agreement, dated September 30, 2005, between the Company and the purchasers named therein by operation of the anti-dilution provisions contained therein, then, as a result of the Financing and Refinancing, the exercise price of such warrants shall be reduced to $1.75 and the number of underlying shares of common stock will be increased accordingly.

3. In connection with the Financing and the Refinancing, and notwithstanding anything to the contrary in the 2006 Purchase Agreement or the Company’s Certificate of Incorporation, the Holder hereby irrevocably:

a.
consents to the Financing and the Refinancing, including, without limitation, (i) the incurrence by the Company of indebtedness pursuant to the Financing and Refinancing and to the grant of any and all security interests by the Company and its subsidiaries as are required to be granted in their assets pursuant to the Financing and the Refinancing and (ii) the repayment and prepayment of the indebtedness arising out of the Financing and Refinancing as required or permitted under the terms and conditions of the Financing and Refinancing;

b.
agrees that the issuance of the warrants proposed to be issued to Hercules pursuant to the terms of the Financing and the change in conversion price of the Debentures pursuant to the terms of the Refinancing (and the equivalent change to the warrants issued to those persons who purchased the Debentures) will not result in any antidilution adjustment to the Preferred Stock and further waives (i) any and all rights and benefits which might otherwise arise under the Company’s Certificate of Incorporation or the 2006 Purchase Agreement pursuant to an antidilution adjustment as a result of the Financing or Refinancing and (ii) any right to any notice of any change in the conversion or exercise price of any other outstanding security of the Company arising from the Financing or Refinancing beyond the notice provided by this Agreement and Consent;

c.
agrees that notwithstanding the consideration to be delivered by the Company pursuant to Section 2 below, the rights of the Holder to vote the shares of the Preferred Stock owned by it pursuant to Section 2(a) of Section 2A of ARTICLE FIFTH of the Certificate of Incorporation shall be determined on the basis that the Exchange Rate remains $1.15;

d.
agrees that notwithstanding the terms and conditions of this Agreement and Consent, the Financing and the Refinancing, no Dividend Commencement Event (as defined in Section 1 of Section 2A of the Certificate of Incorporation) has occurred and no Dividends have become due and payable;

e.
agrees that neither the Financing nor the Refinancing shall be deemed to be a “Subsequent Financing” as defined in the 2006 Purchase Agreement and therefore that the 2006 Purchase Agreement does not afford to the Holder any participation rights in the Financing or the Refinancing; and

f.	consents to the issuance of the warrants proposed to be issued to Hercules pursuant to the terms of the Financing for purposes of Section 4.27(j) of the 2006 Purchase Agreement.

4. This Agreement and Consent shall be effective simultaneously with the closing of the Financing and Refinancing, provided that it shall at such time have been executed and delivered to the Company by the holders of Preferred Stock constituting not less than 65% of the Preferred Stock issued and outstanding on September 10, 2007.

5. All other terms and conditions of the Preferred Stock and the 2006 Purchase Agreement remain in full force and effect.

[Signature Page Follows}

IN WITNESS WHEREOF, the undersigned have signed this Agreement and Consent as of the date and year set forth above.

NAME OF INVESTOR:
NUMBER SHARES PREFERRED STOCK HELD:

By:
(Signature of authorized person above)

Name and Title:

DIOMED HOLDINGS, INC.

By:
David Swank, Chief Financial Officer

[Signature Page to Preferred Stockholder
Agreement and Consent]

EXHIBIT A

Below is a summary of the principal business considerations
related to our growth capital financing loan proposal.

Commitment Amount:	$10,000,000
Interest Rate (1)	Prime + 3.20%
Deferred Interest Charge (2)	9.50%

(1)	Wall Street Journal Prime, which surveys large US banks and publishes the consensus prime rate. As of the date of this Document, Prime is 8.25%.
(2)	One time payment due at maturity and calculated against funds borrowed.

Lender:	Hercules Technology Growth Capital, Inc. and any affiliate or transferee.('Hercules” or 'Lender”).

Borrower:	Diomed Holdings, Inc. and its subsidiaries. ('Diomed” or 'Borrower”).

Term Sheet Expiration:	September 26, 2007.

Loan Closing:	Best efforts to close by October 2, 2007.

Availability Period:	The commitment is available as follows:

Tranche A: $6.0 million of Loan Commitment is funded at closing.

Tranche B: Remaining $4.0 million will be available at Borrower’s option beginning January 31, 2008 and will remain available through March 30, 2008.

Use of Proceeds:	The proceeds of the Loan will be used for general corporate purposes.

Interest-only Period:	Through June 1, 2008.

Amortization:	Beginning on July 1, 2008, Borrower shall repay Principal on a schedule comprised of twenty-four equal monthly principal and interest payments.

Maturity:	July 1, 2010.

Collateral:
The Loan will be secured by a perfected first position lien on all of the borrower's assets, including Intellectual Property (“IP”). This lien will allow for licensing in the normal course of business.

Warrant:	A warrant (the “Warrant”) will be issued by Borrower to Lender to purchase $100,000 worth of shares of common stock at an Exercise Price of $0.70.

Option to invest:
Borrower shall grant to Lender the option to invest up to $1.0 million in a subsequent institutional equity financing on the same terms, conditions, and pricing offered to the investors in such subsequent equity financing. This option to invest does not apply to equity transactions with strategic partners or regular shelf registered offerings.

The information contained herein is confidential and may not be released by you or your representative in written or verbal form without the prior written consent of the Lender

Success Fee:	Borrower shall remit the following cash payments to Lender:

1) $200,000 at Loan Closing.
2) $900,000 on June 30, 2008
3) Borrower shall remit a cash payment to Lender in an amount equal to 1.00% of any gross consideration paid for the acquisition of the business of Diomed Holdings and its operating subsidiaries.

Financial Covenants:	No financial ratio covenants.

Reporting Requirements:
Borrower will furnish to Lender monthly and quarterly financial statements, annual audited financial statements and all materials provided to the shareholders along with other financial information Lender reasonably requests or generally provided to other Holders of the common stock.

Expenses:
Borrower shall pay the invoiced expenses, including UCC searches, filing costs, and other miscellaneous expenses, and reasonable fees of counsel (in-house and outside) applicable to drafting, negotiating and/or finalizing the Loan.

Commitment Fee:
A Commitment Fee of 2.0% of the Commitment Amount is required in order for Lender to commence the due diligence process. In the event that the transaction is not approved, the Commitment Fee shall be returned in its entirety to Borrower (minus due diligence expenses). In the event of approval, the Commitment Fee will be applied in its entirety as a Facility Fee and towards the Lender’s non-legal transaction costs and due diligence expenses {Paid}.

The information contained herein is confidential and may not be released by you or your representative in written or verbal form without the prior written consent of the Lender

In consideration of the time, cost and expense devoted, and to be devoted, by the Lender in connection with the transaction contemplated by this proposal, Borrower agrees that until Loan Closing (the “Exclusive Period”) it will not (a) solicit or entertain any proposal, (b) negotiate with any other person, or (c) provide any information with respect to Borrower to any person who might be expected to propose alternate financing, or Commitment Fee will be deemed earned in full.

The proposed terms and conditions are provided for discussion purposes only and do not represent an agreement or commitment to lend, provided however that the terms entitled and associated with “Expenses”, “Commitment Fee” and “Exclusive Period” shall be binding obligations of the parties hereto. The actual terms and conditions upon which the Lender may agree to extend credit to the Borrower are subject to satisfactory completion of due diligence, internal credit approvals, satisfactory review of documentation and such other terms and conditions as may be determined by Lender and which would be contained in definitive legal documents for the loan contemplated hereby.

If the basic terms are acceptable, please fax an executed copy of this letter to 866-468-8916 and wire payment of the Commitment Fee. This offer will expire at 5PM (ET) on September 26, 2007 unless accepted by Borrower or extended by Lender. We look forward to your response. Please feel free to call us at 617-261-6553 (work) or 617-877-9663 (cell).

We appreciate your consideration of this proposal. We look forward to the opportunity to work together and establish a long-term strategic relationship with you and Diomed, Inc.

Sincerely,

Parag Shah	R. Bryan Jadot
Sr. Managing Director & Group Head, Life Sciences	Principal, Life Sciences
Hercules Technology Growth Capital, Inc.	Hercules Technology Growth Capital, Inc.

AGREED AND ACCEPTED this _____ day of                                                           2007

Diomed, Inc.

By:
Name:
Title:

The information contained herein is confidential and may not be released by you or your representative in written or verbal form without the prior written consent of the Lender

EXHIBIT B

Diomed Holdings, Inc.
Restructuring of Variable Rate Convertible Debentures

Issuer:	Diomed Holdings, Inc.

Issue:	$7 Million Variable Rate Convertible Debentures due October 2008 (the “Debentures”), of which approximately $3.7 million are issued and outstanding.

Existing Terms:	Except as modified by definitive documentation and further to this term sheet, all original terms of the Debentures and associated documents shall remain in effect.

Conversion Price:	The Conversion Price will be $0.70 per share.

Coupon:	The coupon will be the greater of (i) 6-month LIBOR plus 5.00% and (ii) 10%, per annum on the unpaid/unconverted principal balance payable quarterly in cash.

Rank:	The Debentures shall be secured obligations of the Company, subordinate to the new debentures issued by the Company in favor of Hercules.

Investor(s) Trading Restriction:
The Investor(s) and its affiliates will agree not to trade in the Company’s Common Stock until the earlier of (i) the announcement of the Closing of this transaction, or (ii) termination of discussions between the Investor(s) and the Company regarding this transaction.

Expense Reimbursement:	The Company shall pay up to $5,000 to the Investor(s) (individually) for outside legal expenses reasonably incurred in relation to documentation of this restructuring.

Documentation:
The definitive documentation shall contain such additional and supplementary provisions, including without limitation representations, warranties, covenants, agreements, payments, options and remedies, as are appropriate to preserve and protect economic benefits intended to be conveyed to the Company and to the Investor(s) pursuant hereto.